Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Second Quarter 2008 Results

KNOXVILLE, Tenn. – August 11, 2008 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”) today announced results for the second quarter ended June 30, 2008.

The Company previously announced the decision to exit the anesthesia management services business line and substantially completed the disposal of this business line during the third quarter of 2007. In accordance with relevant accounting guidance, the results of the anesthesia management business are reported as discontinued operations in the statements of operations for the periods in 2007 presented in this release.

Net revenue less provision for uncollectibles (“revenue less provision”) in the second quarter of 2008 increased 10.8% to $335.5 million from $302.8 million in the corresponding period of 2007. Same contract revenue less provision for the quarter increased by 6.3% to $297.2 million from $279.6 million in the same period a year ago. During the second quarter of 2008, growth in same contract revenue less provision was positively impacted by quarter over quarter increases in contract revenue, estimated collections per visit, and billed patient volume. New sales, net of contracts that terminated in the period, and acquisitions contributed $13.6 million and $1.5 million of growth between periods, respectively. Net earnings increased 27.0% to $9.6 million in the second quarter of 2008, compared to $7.6 million in the second quarter of 2007. Second quarter 2008 results were impacted by $1.8 million of non-recurring transaction costs associated with fees incurred in connection with a terminated acquisition effort. Included in the net earnings for the second quarter of 2007 was a loss from discontinued operations (net of tax benefits) of $0.1 million.

Net revenue less provision for the six months ended June 30, 2008 increased 10.2% to $665.5 million from $603.9 million in the same period of 2007. Same contract revenue less provision for the six months ended June 30, 2008 increased 6.6% to $572.7 million from $537.3 million in the corresponding period of 2007. New sales, net of contracts that terminated in the period and acquisitions contributed $23.6 million and $2.6 million of growth between periods, respectively. Net earnings were $27.1 million, including the non-recurring transaction costs, for the six months ended June 30, 2008 compared to $26.6 million in the corresponding period of 2007. Included in net earnings for the six months ended June 30, 2007 was a loss from discontinued operations (net of tax benefit) of $0.3 million.

Financial results for the six months ended June 30, 2008 and 2007 reflect reductions of professional liability reserves related to prior years of $13.8 million and $19.6 million respectively. These professional liability reserve adjustments result from the Company’s receipt of revised actuarial loss estimates for these periods during the first quarter of each year.

As of June 30, 2008, the Company had cash and cash equivalents of approximately $37.1 million and revolving credit facility borrowing availability of $125.0 million (without giving effect to $7.2 million of undrawn letters of credit). During the six months ended June 2008, the Company made scheduled debt payments of $2.1 million. As a result, the Company’s total outstanding debt as of June 30, 2008 was $629.4 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the six months ended June 30, 2008 was $32.2 million compared to $29.2 million in 2007.

Greg Roth, President and Chief Executive Officer of TeamHealth said, “We believe our continued growth in both revenue and earnings in the current quarter and the first six months of 2008 is due to our successful execution of the Company’s business strategy. During the second quarter, all of our significant operating areas contributed to our positive financial results. We are especially pleased with the solid performance of our core emergency staffing and management operations and the success of our ongoing new business development efforts. Operating cash flow was strong in the quarter and has increased significantly over the prior reporting periods. We continue to focus our efforts and commit resources to investments and initiatives that will allow TeamHealth to continue to support our affiliated clinicians and hospital customers in delivering outstanding clinical care.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “In addition to our solid financial results, we are also pleased to report a favorable legislative resolution regarding Medicare physician funding. The recent Congressional action to reverse the potential drastic cut in Medicare physician payments and provide a modest increase in funding for the remainder of 2008 and into 2009 is an important development. This action provides a level of near term certainty in this critical area of financial support to all physicians that has not been present in some time. In addition to the stability of the base Medicare funding over the next 18 months, this legislation outlined certain financial incentives that are aligned with and further support our existing efforts to continue to improve the efficiency and quality of care provided to patients. We appreciate the significant effort by many of our affiliated physicians and other colleagues that contributed to this positive outcome.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on August 12, 2008. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, August 12, 2008, through midnight on Tuesday, August 19, 2008, by calling (800) 642-1687, access code 58184941.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 5,900 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to approximately 550 civilian and military hospitals, and clinics and physician groups in 45 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Three Months Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)
Net revenue	$579,005	$518,180
Provision for uncollectibles	243,519	215,373

Net revenue less provision for uncollectibles	335,486	302,807
Cost of services rendered
Professional service expenses	258,555	233,687
Professional liability costs	12,496	11,889

Gross profit	64,435	57,231
General and administrative expenses	30,831	26,997
Management fee and other expenses	899	885
Transaction costs	1,785	—
Depreciation and amortization	4,125	3,597
Interest expense, net	10,953	13,322

Earnings from continuing operations before income taxes	15,842	12,430
Provision for income taxes	6,198	4,727

Earnings from continuing operations	9,644	7,703
Loss from discontinued operations less applicable benefit from income taxes of $67	—	(110)

Net earnings	$9,644	$7,593

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Team Finance LLC

Financial Highlights

	Six Months Ended June 30,
	2008	2007
	(Unaudited)
	(In thousands)
Net revenue	$1,138,026	$1,004,132
Provision for uncollectibles	472,521	400,224

Net revenue less provision for uncollectibles	665,505	603,908
Cost of services rendered
Professional service expenses	513,792	462,011
Professional liability costs	12,550	6,214

Gross profit	139,163	135,683
General and administrative expenses	58,959	54,816
Management fee and other expenses	1,786	1,818
Transaction costs	1,785	—
Depreciation and amortization	8,006	7,087
Interest expense, net	23,595	27,792

Earnings from continuing operations before income taxes	45,032	44,170
Provision for income taxes	17,900	17,200

Earnings from continuing operations	27,132	26,970
Loss from discontinued operations less applicable benefit from income taxes of $217	—	(346)

Net earnings	$27,132	$26,624

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net earnings	$9,644	$7,593	$27,132	$26,624
Loss from discontinued operations, net of taxes	—	110	—	346
Interest expense, net	10,953	13,322	23,595	27,792
Provision for income taxes	6,198	4,727	17,900	17,200
Depreciation and amortization	4,125	3,597	8,006	7,087

EBITDA	30,920	29,349	76,633	79,049
Management fee and other expenses (a)	899	885	1,786	1,818
Transaction costs	1,785	—	1,785	—
Restricted unit expense (b)	136	140	276	280
Insurance subsidiary interest income	792	846	1,866	1,486
Severance and other charges	1,075	488	1,459	2,126

Adjusted EBITDA*	$35,607	$31,708	$83,805	$84,759

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments of $13,835 and $19,599 for the six months ended June 30, 2008 and 2007, respectively.
(a)	Reflects management sponsor fee and loss on disposal of assets.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan

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Team Finance LLC

Financial Highlights

Balance Sheet Data

	June 30,	December 31,
	2008	2007
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$37,069	$30,290
Accounts receivable, net	224,901	222,603
Long term debt, including current portion	629,375	631,500

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